Exhibit 99.1

FOR IMMEDIATE RELEASE: November 13, 2015

Salon Media Group Reports Second Quarter Fiscal 2016 Results

65% Increase in Revenue Reported

NEW YORK, NY (November 13, 2015). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three months ending September 30, 2015.

Highlights:

●	Net revenue was $1.7 million, up from $1.0 million in the same period last year
●	Improved revenues driven by programmatic and higher CPM pre-roll advertising
●	Original editorial video launched on the Salon.com website during the quarter
●	Unique visitors to Salon.com declined 9% compared to the same period last year
●	Peak monthly traffic for the quarter was 17.7 million users in July

Net revenue for the period was $1.7 million, an increase of 65% from the $1.0 million reported for the three months ending September 30, 2014. For the six months ending September 30, 2015, net revenue was $3.4 million, an increase of 49% from the $2.3 million reported for the six months ending September 30, 2014. The increase in revenue as compared to a year ago was a result of stronger programmatic advertising revenues and a larger portion of higher cost-per-thousand (CPM) video advertising.

Operating expenses for the September 2015 quarter were consistent at $2.2 million compared to $2.2 million for the same period last year. For the six months ending September 30, 2015, operating expenses were $4.5 million, compared to $4.3 million for the same period in 2014. The increase in operating expenses for the six month period resulted primarily from higher stock-based compensation, and increased rent due to our new and larger office in New York. The Company’s loss from operations for the September 2015 quarter was $0.5 million, compared to a loss of $1.2 million for the same period last year. The Company’s loss from operations for the six months ending September 30, 2015 was $1.1 million, compared to a loss of $2.1 million for the same period last year.

Salon has begun executing a strategy to produce original editorial video content focused on news, politics and entertainment, in order to add high quality diversified content to its website, and to attract premium video advertising that commands higher CPMs as compared to display advertising. Over sixty original videos were produced during the September 2015 quarter, delivering approximately 250,000 video views, with a goal to assess and refine the video product based on user adoption. These videos complement Salon’s brand of fearless journalism that makes the conversation smarter, and are designed for maximum share-ability on social media sites.

Average unique visitors to the Salon.com website during the September 2015 quarter totaled 15.1 million, a decrease of 9% compared to the September 2014 quarter, and a decrease of 22% compared to the June 2015 quarter, according to data compiled by Google Analytics. Unique visitors as measured by comScore decreased 14% compared to the September 2014 quarter and decreased 25% compared to the June 2015 quarter. The difference between the two sources is that comScore uses a panel-centric method for counting unique visitors in the U.S. market rather than the tagging technology used by Google Analytics to measure global users. Subsequent to the quarter ending September 30, 2015, Salon has returned to higher traffic levels, recording 17.4 million unique users in October 2015.

In June 2015, Salon experienced its highest ever number of users, with 19.6 million unique visitors to its website and 61.5 million page views during the month, according to Google Analytics. As measured by comScore MediaMetrix (US, desktop traffic), June 2015 monthly unique visitors were 5.2 million.

On August 3, 2015, the Writers Guild of America, East, Inc. became the collective bargaining representative of Salon’s non-supervisory editorial employees. Salon will commence collective bargaining with the WGAE in November 2015.

The September 2015 quarter continued to feature great journalism focused on the intersection of race, culture and politics - stories about Sandra Bland, Kim Davis, Taylor Swift versus Nicki Minaj, and the controversy over the Confederate flag all connected with our readers.  Our analyses of Stephen Colbert’s return to late-night TV and Trevor Noah’s first week at the helm of “The Daily Show” were highlights, as was on the ground reporting from the Toronto International Film Festival, where the Oscar run-up season traditionally begins in earnest, which included popular interviews with Kate Winslet, Liam Hemsworth, Susan Sarandon and the creators of the Holocaust film “Son of Saul." A three-part interview with reclusive but brilliant thinker Camille Paglia was broadly linked to by other publications, while smart coverage of the first GOP debate and the Donald Trump/Megyn Kelly after-story also took center stage.  Salon’s Life Editor Sarah Hepola's memoir, Blackout, which began as a Salon series, spent three weeks on the New York Times best-seller list and was promoted heavily on other media such as “Fresh Air” and the New York Times, while columnist Brittney Cooper was identified as part of the "emerging black intelligentsia" by The New Republic in September.

Social media continues to be a major source of referral traffic and a significant focus across the Company, although users from this traffic source have declined in the past quarter. Salon makes regular updates to the website to optimize content to be shared on social media with a special focus on Salon’s mobile platforms. In September 2015, Salon had approximately 790,000 Facebook “likes,” and 500,000 Twitter followers, and continued to expand on visual platforms Tumblr and Instagram.

Mobile users accounted for 54.7% of all users in September 2015, which is down slightly from 54.8% in June 2015 and 56.7% in September 2014. Salon continues to have a company-wide focus on its users’ mobile needs, especially quick and easy access to fast-loading content optimized for better readability on smaller screens. In the 2015 fiscal year Salon redesigned its mobile applications (“apps”) and iteratively integrated native advertising solutions to better monetize them.

Salon’s direct advertising team continued to focus on high value-added campaigns that incorporated seamless video integrations, especially pre-roll ad units, and sponsored content. Advertisers included Panera, Hulu, Showtime, Amazon, “The Daily Show,” MSNBC and ESPN.

Salon continually works towards leaner, more efficient technological systems through automation, improved architecture and adoption of emerging best practices. Throughout the quarter, Salon made technological updates to its browser, tablet, mobile, app and watch platforms with a focus on video, mobile and advertising.

Recent improvements also included an editorial Content Management System (“CMS”) update that made the CMS accessible on any device, enhanced editing features, improved media handling, and made the content creation process faster and more efficient. Additional benefits include tighter security and greater speed, stability, and performance of both the website and the CMS powering it. The updates will also accelerate future development updates to the website to adapt to changing user behavior and incorporation of new media types of formats.

“In our 20 year effort to drive the national conversation, we continue to focus on creating content on the most important topics for multiple platforms. We deliver a seamless, cross-device news experience that spans the wide set of mobile and wearable devices on which users access our content,” said Cynthia Jeffers, CEO of Salon Media Group.  “We launched original editorial video in July, an investment in the more visual storytelling that is a key component to our growth across platforms both now and in the future.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco, New York City and Washington D.C.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 13, 2015, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 19, 2015, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 275-3911

SALON MEDIA GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	September 30,	March 31,
	2015	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$231	$229
Accounts receivable, net of allowance of $45 and $55	1,294	874
Prepaid expenses and other current assets	111	141
Total current assets	1,636	1,244
Property and equipment, net	57	60
Other assets, principally deposits	301	301
Total assets	$1,994	$1,605
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	7,266	5,826
Accounts payable and accrued liabilities	1,224	1,331
Total current liabilities	9,490	8,157

Deferred rent	71	73
Total liabilities	9,561	8,230

Stockholders’ deficit:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding as of September 30, 2015 and March 31, 2015 (liquidation value of $2,529 as of September 30, 2015 and $2,495 as of March 31, 2015)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding as of September 30, 2015 and March 31, 2015	76	76
Additional paid-in capital	116,088	115,890
Accumulated deficit	(123,731)	(122,591)
Total stockholders' deficit	(7,567)	(6,625)
Total liabilities and stockholders' deficit	$1,994	$1,605

SALON MEDIA GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue, net	$1,685	$1,024	$3,379	$2,267

Operating expenses:
Production and content	933	977	1,909	1,915
Sales and marketing	412	459	858	865
Technology	361	267	727	665
General and administrative	465	508	1,005	885
Total operating expenses	2,171	2,211	4,499	4,330

Loss from operations	(486)	(1,187)	(1,120)	(2,063)
Interest expense, net	(10)	(9)	(20)	(19)
Net loss	$(496)	$(1,196)	$(1,140)	$(2,082)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.01)	$(0.03)

Weighted average shares used in computing basic and diluted net loss per share	76,245	76,245	76,245	76,245